Exhibit 2


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                          SECURITIES PURCHASE AGREEMENT

                            DATED AS OF MAY 13, 2002
                                     BY AND
                                     BETWEEN
                              GRUBB & ELLIS COMPANY
                                       AND
                            KOJAIAN VENTURES, L.L.C.


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                          SECURITIES PURCHASE AGREEMENT


     SECURITIES PURCHASE AGREEMENT (this "Agreement") made as of May 13, 2002 by and between Grubb & Ellis Company, a Delaware corporation (the "Company") and Kojaian Ventures, L.L.C., a Michigan limited liability company ("Kojaian").

                                    RECITALS:

     The facts (as represented by the parties as set forth below) upon which this Agreement is based are:

     A. In January of 2002, Warburg Pincus Investors, L.P. ("Warburg Pincus"), upon the exercise of common stock purchase warrants, acquired an aggregate of 1,337,358 shares (the "Warrant Shares") of the Company's common stock, par value $.01 per share, for an aggregate purchase price of $4,158,431;

     B. On March 7, 2002, the Company entered into a third amendment (the "Credit Amendment") to restructure the terms and conditions of its amended and restated credit agreement (the "Credit Facility") dated as of December 31, 2000, among the Company, various financial institutions and Bank of America, N.A. as agent and lender (collectively the "Banks");

     C. Pursuant to the Credit Amendment, Warburg Pincus loaned the Company $5,000,000, at the rate of 15% per annum, compounded quarterly, in exchange for a convertible secured promissory note (the "$5,000,000 Warburg Note") and, thereby, became an additional, junior lender under the Credit Facility;

     D. Simultaneously with the entering into of the Credit Amendment, the Company, Warburg Pincus and Bank of America, N.A. ("Bank of America"), as agent for the Banks, entered into an option agreement (the "Option Agreement") pursuant to which the Company has the absolute, unconditional and irrevocable right, assignable to the Banks, to cause Warburg Pincus, on June 3, 2002, to purchase from the Company a promissory note in the amount of $6,000,000 upon substantially similar terms and conditions as the $5,000,000 Warburg Note (the "$6,000,000 Warburg Note") (the Warrant Shares, the $5,000,000 Warburg Note and the $6,000,000 Warburg Note are sometimes hereinafter collectively referred to as the "Warburg Financing");

     E. Pursuant to the Option Agreement, the Company has the right (the "Refinancing Right") to replace the Warburg Financing on or before April 30, 2002, subject to extension to May 14, 2002 under certain circumstances, in accordance with the terms and conditions set forth in the Option Agreement, which extension Company has or will secure;



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     F.   Kojaian desires to invest in the Company through the purchase of convertible debt and equity securities of the Company, and in doing so, provide the Company with the requisite funding so as to enable the Company to exercise the Refinancing Right under the Option Agreement; and

     G. On and effective April 14, 2002 the parties were bound, pursuant to a Letter Agreement, as amended by that certain Letter Amendment dated May 13, 2002 (such Letter Agreement, as amended by the Letter Amendment, hereinafter "Letter Agreement" and attached hereto as EXHIBIT A), to Kojaian being the party to enable the Company to exercise the Refinancing Right and succeeding to the positions of Warburg Pincus pursuant to the Warburg Financing, as modified by the Letter Agreement, by funding the monies necessary for the Company to perform its obligations under the Refinancing Right.

     NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and the respective covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

     1.   SALE OF SECURITIES

          1.1 ISSUANCE AND SALE OF STOCK. Subject to the terms and conditions herein stated, the Company agrees, for the benefit of Kojaian:

               (a) to issue and sell to Kojaian on the "Closing Date" (as that term is defined in SECTION 1.3 below), and Kojaian agrees to purchase from the Company on the Closing Date: (i) an aggregate of 1,337,358 shares of the Company's common stock, par value $.01 per share (the "Shares"); and (ii) an $11,237,500 subordinated convertible promissory note, bearing interest at the rate of twelve (12%) percent per annum, substantially identical to the $5,000,000 Warburg Note (other than in principal amount, interest and payee), and which shall be substantially in the form annexed hereto as EXHIBIT B (the "$11,000,000 Subordinated Note"); and

               (b) that the $11,000,000 Subordinated Note shall be convertible at any time and from time to time, in whole or in part, generally at the option of the holder, into shares of the Company's newly authorized and revised Series A preferred stock, having a par value of $.01 per share, and a stated value of $1,000 per share (the "Series A Preferred Stock"), and having such rights, preferences and designation as substantially set forth in that certain Certificate of Amendment of Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock annexed hereto as EXHIBIT C, including but not limited to a preferred dividend at the rate of twelve (12%)percent per annum, and an initial preference on liquidation and corresponding voting rights of approximately forty (40%) percent (the "Series A Certificate of Designations"). The indebtedness evidenced by the $11,000,000 Subordinated



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Note is sometimes hereinafter referred to as the "$11,000,000 Subordinated Debt"
and the $11,000,000 Subordinated Note, the Shares, and the Series A Preferred Stock issuable upon conversion of the $11,000,000 Subordinated Note are sometimes hereinafter collectively referred to as the "Securities."

          1.2 CONSIDERATION. As full and total consideration for the issuance and sale by the Company to Kojaian of the Securities to be acquired by Kojaian at the "Closing" (as that term is defined in SECTION 1.3 below), Kojaian shall pay to the Company on the Closing Date in immediately available funds (a) the aggregate sum of (i) $15,386,580, plus (ii) all interest due with respect to the $5,000,000 Warburg Note as of the date of the Closing, plus (iii) the reasonable, documented expenses incurred by Warburg Pincus in connection with the Option Agreement, not to exceed $100,000, less (b) the $1,000,000 earnest money deposit previously delivered by Kojaian to the Company on April 9, 2002 (the "Earnest Money Deposit").

          1.3 CLOSING. (a) The sale and issuance of the Securities (the "Closing") shall take place at 5:00 P.M. at the office of Zukerman Gore & Brandeis, LLP, 900 Third Avenue, New York, New York on or before May 13, 2002, or at such other time and date as the parties hereto may mutually agree. Such time and date, as same may be adjourned, is sometimes hereinafter referred to as the "Closing Date." Provided that the Closing shall take place no later than upon one day notice to Company from Kojaian after the satisfaction of the conditions set forth in Article V and Article VI.


                                   ARTICLE II

     2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company warrants and represents, as of the date hereof and as of the Closing Date as if such representations and warranties were made on the Closing Date, as follows:

          2.1 CORPORATE POWER AND AUTHORITY. The Company has the full legal right, power and authority to enter into this Agreement and to issue and sell the Securities to be issued pursuant to this Agreement, including but not limited to the issuance of Series A Preferred Stock issuable upon conversion of the $11,000,000 Subordinated Note in accordance with the terms set forth in the $11,000,000 Subordinated Note, and the delivery to Kojaian of the Securities pursuant to the provisions of this Agreement will transfer to Kojaian valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind except as set forth on SCHEDULE 2.1.

          2.2 AUTHORIZATION AND NONCONTRAVENTION. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and



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delivery by the Company of this Agreement and the other agreements and instruments, to be executed and delivered by the Company in connection herewith do not and the consummation of the transactions contemplated hereby and thereby will not, except as set forth on SCHEDULE 2.2: (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) violate any provision of, or result in the termination or acceleration of, or default under, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of the Company pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument, or violate any law, regulation, order, arbitration award, judgment or decree to which the Company is a party or by which its property is bound; (iii) violate or conflict with, or create a default under, any other material restriction of any kind or character to which the Company is subject; (iv) require any governmental consent, authorization, filing, approval, or exemption, except as may be required by Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"); or (v) violate any consent decree or requirement to which the Company is subject.

          2.3 EXISTENCE AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the power to own its property and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to qualify individually or in the aggregate will not have a material adverse effect on the business of the Company.

          2.4   CAPITAL STOCK.

               (a) A description of the authorized capital stock of the Company, together with the number of shares of each class outstanding, as of the Closing Date, is set forth on SCHEDULE 2.4 hereto. All of such shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. Other than as set forth on SCHEDULE 2.4, there are no securities directly or indirectly convertible into or exchangeable for any of the capital stock of the Company, and no options, warrants, rights, calls or commitments relating to such shares or other such securities are outstanding, and SCHEDULE 2.4 shall accurately set forth all of the material terms and conditions (exercise price, term, vesting, etc.) of all of the options, warrants, rights, calls or commitments set forth thereon.

               (b) As of the Closing Date, the Company shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock and the Company shall not have any outstanding warrants, options, or other rights to acquire its capital stock, except as set forth on SCHEDULE 2.4 or in this Agreement.



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               (c) As of the Closing Date, sufficient shares of authorized but unissued Series A Preferred Stock will have been reserved by appropriate corporate action in connection with the prospective conversion of the $11,000,000 Subordinated Note. The issuance of the Series A Preferred Stock upon conversion of the $11,000,000 Subordinated Note will not require any further corporate action by the Company, nor will it conflict with any provision of any agreement to which the Company is a party or by which it or its assets are bound, except as set forth on SCHEDULE 2.2 hereof.

          2.5 VALID ISSUANCE OF SECURITIES. When issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, each of the Shares and the Series A Preferred Stock issuable upon the conversion of the $11,000,000 Subordinated Debt, in whole or in part, will be duly and validly issued, fully paid, non-assessable and free of preemptive rights, and, when executed and delivered by the Company, each of this Agreement, and the Securities constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other law affecting creditor's rights generally and of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Based in part upon the representations of Kojaian in this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws and the offer, sale and issuance of the Securities, including but not limited to the shares of the Series A Preferred Stock issuable upon conversion of the $11,000,000 Subordinated Debt, will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

          2.6 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement. Company agrees to indemnify and hold Kojaian harmless with respect to the foregoing.

          2.7  RECITALS. The facts and circumstances as set forth in Recitals
A. through E. and, as to the Company, G. are true, complete as to the matters set forth therein and correct.


                                   ARTICLE III

     3. REPRESENTATIONS AND WARRANTIES OF KOJAIAN

     3. REPRESENTATIONS AND WARRANTIES OF KOJAIAN. Kojaian hereby represents, warrants and agrees, as of the date hereof and as of the Closing Date, as if made on the Closing Date, as follows:

          3.1 POWER AND AUTHORITY; AUTHORIZATION AND NONCONTRAVENTION. Kojaian has the full legal right, power and authority to enter into this Agreement and this Agreement has



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been duly and validly authorized, executed and delivered by Kojaian and constitutes a valid and legally binding agreement of Kojaian, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery by Kojaian of this Agreement and the other agreements and instruments to be executed and delivered by Kojaian in connection herewith do not and the consummation of the transactions contemplated hereby and thereby will not, except as set forth on SCHEDULE 3.1: (i) violate any provision of the Articles of Organization, Operating Agreement or any other like organizational or governing documents of Kojaian; (ii) violate any provision of, or result in the termination or acceleration of, or default under, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of Kojaian pursuant to any provision of any mortgage, lien, lease, agreement, license, or instrument, or violate any law, regulation, order, arbitration award, judgment or decree to which Kojaian is a party or by which its property is bound; (iii) violate or conflict with, or create a default under, any other material restriction of any kind or character to which Kojaian is subject; (iv) require any governmental consent, authorization, filing, approval, or exemption, except as may be required by Regulation D promulgated under the Securities Act (the "Securities Act"); or (v) violate any consent decree or requirement to which Kojaian is subject.

          3.2 EXISTENCE AND GOOD STANDING. Kojaian is a limited liability company, validly existing and in good standing under the laws of the State of Michigan. Kojaian has the power to own its property and to carry on its business as it is now being conducted. All of the issued and outstanding equity securities of Kojaian are owned by C. Michael Kojaian, and no other person or entity has any direct or indirect right, agreement or understanding, contingent or otherwise, whether written or oral, to acquire any equity securities of Kojaian upon the exercise or conversion of any options, warrants, debt or other derivative securities of any nature whatsoever.

          3.3 EXPERIENCE; CERTAIN RISKS. Kojaian has substantial experience in evaluating and investing in non-registered securities of publicly traded entities, is capable of evaluating the merits and risks of investment in the Company and has the capacity to protect its own interests. Kojaian hereby acknowledges that: (i) the Shares and the shares of Series A Preferred Stock issuable upon conversion of the $11,000,000 Subordinated Debt represent non-registered equity securities in a corporate entity that has an accumulated deficit; (ii) other than with respect to interest payments with respect to the $11,000,000 Subordinated Debt, no return on investment, whether through distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof; (iii) the Securities subscribed for under this Agreement, including but not limited to, the shares of Series A Preferred Stock issuable upon conversion of the $11,000,000 Subordinated Debt (x) are not registered under applicable federal or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described below, and (y) although there



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presently is a public market with respect to the Shares, the $11,000,000
Convertible Debt and the Series A Preferred Stock issuable upon conversion of the $11,000,000 Convertible Debt are not quoted, traded or listed for trading or quotation on any organized market or quotation system, and there have not been any representations made by the Company to Kojaian that the $11,000,000 Convertible Debt or the Series A Preferred Stock issuable upon conversion of the $11,000,000 Subordinated Debt will ever be quoted, traded or listed for trading or quotation on any organized market or quotation system or that there ever will be a public market for the $11,000,000 Convertible Debt or the Series A Preferred Stock or that there will continue to be a public market with respect to the Shares, and (iv) the purchase of the Securities is a speculative investment, involving a degree of risk, and is suitable only for a person or entity of adequate financial means who has no need for liquidity in this investment in that, among other things, (a) such person or entity may not be able to liquidate its investment in the event of an emergency or otherwise, (b) transferability is limited, and (c) in the event of a dissolution or otherwise, such person or entity could sustain a complete loss of its entire investment. Kojaian has adequate means of providing for its current financial needs and possible contingencies and has no need for liquidity of its investment in the Securities. Kojaian is able to bear the economic risks inherent in an investment in the Securities, and an important consideration bearing on its ability to bear the economic risk of the purchase of the Securities is whether Kojaian can afford a complete loss of its investment in the Securities, and Kojaian represents and warrants that it can afford such a complete loss. Kojaian has such knowledge and experience in business, financial, investment and banking matters (including, but not limited to investments in restricted, non-listed and non-registered securities) that Kojaian is capable of evaluating the merits, risks and advisability of an investment in the Securities.

          3.4 ACCREDITED INVESTOR OR BUSINESS AND FINANCIAL EXPERIENCE. Kojaian is an accredited investor as defined in Rule 501 under the Securities Act of 1933.

          3.5 INVESTMENT. Kojaian is acquiring the Securities for investment purposes only and solely for its own account, not as a nominee or agent, and not with the view towards the resale or distribution thereof. Kojaian understands that the Securities have not been, and will not be, registered under the Securities Act or qualified under any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and various states' securities laws, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Kojaian's representations as expressed herein. Kojaian understands that, in the view of the United States Securities and Exchange Commission (the "SEC"), among other things, a purchase with a present intent to distribute or resell would represent a purchase and acquisition with an intent inconsistent with its representation to the Company, and the SEC might regard such a transfer as a deferred sale for which the registration exemption is not available. Consequently, Kojaian agrees and consents to the placement of a legend on the certificate(s) and the promissory note(s) evidencing the Securities, as the case may be, that they have not been registered under federal securities laws and applicable state securities laws.

          3.6 RULE 144. Kojaian acknowledges that each of the Shares and the Series



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A Preferred Stock issuable upon the conversion of the $11,000,000 Subordinated
Debt must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Kojaian is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of equity securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, in most circumstances (i) the existence of a public market for the securities, (ii) the availability of certain current public information about the Company, (iii) the resale occurring not less than one year after an investor has purchased and fully paid for the shares to be sold from the Company or affiliate of the Company, (iv) the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and (v) the number of shares being sold during any three-month period not exceeding specified limitations.

          3.7 ACCESS TO INFORMATION; CURRENT STATUS WITH THE COMPANY. Kojaian expressly acknowledges that its equityholder, C. Michael Kojaian currently is, and has been a member of the Company's Board of Directors, continuously since December, 1996. Accordingly, Kojaian expressly acknowledges that in its capacity as a limited liability company and through its sole owner, C. Michael Kojaian, that it has had the full opportunity to discuss the Company's business, management, and financial affairs with the Company's management and executive officers and has had the opportunity to review the Company's facilities. Kojaian, in its capacity as a limited liability company and through its owner,
C. Michael Kojaian, has also had an opportunity to ask questions of the executive officers of the Company, all of which questions have been answered to Kojaian's satisfaction. Notwithstanding the foregoing, Kojaian expressly acknowledges and agrees that he has not relied on any representation, warranty or statements, written or oral, other than the express representations and warranties contained herein and the information contained within the Company's regulatory filings with the Securities Exchange Commission, and that Kojaian's decision to purchase the Securities is not based on any promotional, marketing or sales materials, and Kojaian and his representatives have been afforded, prior to the purchase of the Securities, access to all documents and information that Kojaian deems material to an investment decision with respect to the purchase of the Securities hereunder.

          3.8 BROKERS OR FINDERS. No agent, broker, person or firm acting on behalf of Kojaian is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling or controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement. Kojaian agrees to indemnify and hold the Company harmless with respect to the foregoing.

          3.9 RECITALS. The facts and circumstances set forth in Recitals F. and, as to Kojaian, G. are true, complete as to the matters set forth therein and correct.



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                                   ARTICLE IV

     4.   COVENANTS OF THE PARTIES

          4.1 NON-SOLICITATION. During the period from the date of this Agreement to the Closing Date, or the termination of this Agreement in accordance with the provisions of SECTION 8.12 below, whichever is earlier, the Company shall not directly or indirectly (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for an alternative refinancing transaction of the type contemplated by this Agreement (an "Alternative Proposal"), (ii) engage in negotiations or discussions concerning (and shall cease any current negotiations or discussion concerning), or provide to any person or entity any confidential information or data relating to the Company for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Alternative Proposal, or (iii) agree to, approve or recommend any Alternative Proposal. Nothing in this SECTION 4.1 shall prevent the Company from providing confidential Company information to any director in connection with the exercise by such director of his fiduciary duties to the Company.

          4.2 USE OF PROCEEDS. The Company shall use the consideration to be received from Kojaian pursuant to SECTION 1.2 above, plus the Earnest Money Deposit (collectively, the "Closing Proceeds") to exercise its Refinancing Right under the Option Agreement, and accordingly, the Company will use the Closing Proceeds solely to: (i) repurchase from Warburg Pincus the $5,000,000 Warburg Note for the principal amount thereof, and all accrued interest thereon, whereupon the $5,000,000 Warburg Note shall be cancelled and become null and void; (ii) repurchase from Warburg Pincus all of the Warrant Shares for an aggregate purchase price of $4,158,431; (iii) reimburse Warburg Pincus for all reasonable, documented out-of-pocket expenses incurred by Warburg Pincus in connection with the $5,000,000 Warburg Note, not to exceed $100,000; and (iv) deliver to the Banks $6,000,000 as a payment towards the amount currently outstanding under the revolving portion of the Credit Facility.

          4.3 CERTAIN CORPORATE ACTIONS. Each of the parties shall use their reasonable best efforts to take any and all action to meet each of the conditions to closing set forth in Article V and VI hereunder, as applicable, and to keep each of their respective representations and warranties hereunder true, complete and correct from the date hereof through the Closing Date.

          4.4 ISSUANCE OF SECURITIES. The Company shall not, prior to the expiration of the "Non-Voting Date," as that term is defined in, and is subject to extension pursuant to, Section 4(d) of the Series A Certificate of Designations, issue any additional common equity securities of the Company, or any options, warrants or debt or equity derivative securities that are exercisable or convertible, as the case may be, into equity securities of the Company; PROVIDED, HOWEVER, that the Company shall not be prohibited in any fashion whatsoever, from issuing any additional common equity securities of the Company, or any options, warrants, or debt or equity



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derivative securities that are exercisable or convertible, as the case may be, into equity securities of the Company (i) in connection with a "Section 3(c)(ii) Liquidation" as that term is defined in the Series A Certificate of Designations, (ii) pursuant to any obligation set forth in any employment agreement in effect as of April 14, 2002 other than pursuant to each of that certain employment agreement of a regional managing director and that employment agreement of an executive vice president of operations, both of which agreements were entered into by the Company subsequent to April 14, 2002, (iii) upon the exercise or conversion, as the case may be, of any options, warrants or derivative securities outstanding as of April 14, 2002, or (iv) pursuant to the Company's employee stock purchase plan.

          4.5 ALTERNATE LIQUIDATION RIGHTS.

               In the event the Corporation enters into a definitive binding agreement with respect to a Section 3(c)(ii) Liquidation on or before the "Non-Voting Date," as such term is defined in, and as such date may extended pursuant to, Section 4.6 below, which closes on or before the Non-Voting Date, then Kojaian shall not be entitled to receive the consideration set forth in
Section 3(a) of the Series A Certificate of Designation, but rather, whether or not Kojaian has converted the $11,000,000 Subordinated Note into shares of Series A Preferred Stock at that time, Kojaian shall be entitled to receive, before payment of any consideration shall be made to the holders of Junior Stock, 100% of the "Series A Investment" plus the "Alternate Liquidation Amount" (as each of those terms are defined in SECTION 3(D)(I) of the Series A Certificate of Designations), provided, however, that in the event that Kojaian accepts the Alternate Liquidation Amount, then Kojaian expressly agrees that Kojaian shall not, shall cause Kojaian's "affiliates" (as defined in Section 4.6 below) not to, and shall not assist or encourage any stockholder of the Company to, under any circumstances whatsoever, seek, or be permitted to seek, to exercise any appraisal rights under Section 262 of the Delaware General Corporate Law, or otherwise seek, or be permitted to seek, to challenge the
Section 3(c)(ii) Liquidation. Unless Kojaian expressly notifies the Company in writing within seven (7) days after KV receives the Alternate Liquidation Amount, which notice, to be effective, must be in accordance with the notice provisions set forth in SECTION 8.5 below and must also include the return of the entire Alternate Liquidation Amount, that Kojaian does not accept the Alternative Liquidation Amount, then Kojaian's shall automatically and irrevocably be deemed to have accepted the Alternate Liquidation Amount. In the event that, in accordance with the provisions of the preceding sentence, the Kojaian duly notifies the Corporation that it does not accept the Alternate Liquidation Preference, Kojaian shall be deemed to have irrevocably waived its right to receive such Alternate Liquidation Amount.

          4.6 EXERCISE OF RIGHTS. Prior to May 31, 2002 (as same may be extended as provided below, the "Non-Voting Date"), Kojaian shall not exercise any voting rights, of any equity securities of the Company beneficially owned by Kojaian, in any manner whatsoever, that could directly or indirectly hinder, prohibit, delay or prevent the consummation of, or materially alter the terms of, a proposed Section 3(c)(ii) Liquidation, provided, that in the event the Company enters into a definitive binding agreement with respect to a Section 3(c)(ii) Liquidation on or before the Non-Voting Date, then the Non-Voting Date shall automatically be extended to

September 30, 2002. In addition, prior to the expiration of the Non-Voting Date, Kojaian shall not have the right, and shall cause its controlling member not to, and not to agree, to voluntarily transfer, donate, sell, assign or otherwise dispose of any preferred, common or other equity securities of the Corporation or any other interest therein. As used herein, the term "affiliate" or any correlative term shall mean, with respect to any party, any other party directly or indirectly controlling, controlled by, or under direct or indirect common control with, such party, or other than the father of the controlling member of Kojaian.


                                    ARTICLE V

     5. CONDITIONS TO THE COMPANY'S OBLIGATIONS

     5. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company to consummate the transactions contemplated by this Agreement on the Closing Date is conditioned upon satisfaction, on or prior to the Closing Date, of the following conditions:

          5.1 TRUTH, COMPLETENESS AND CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Kojaian contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

          5.2 APPROVALS. Receipt of all consents, approvals or waivers from all parties or entities necessary to consummate the transactions herein contemplated, including but not limited to the receipt of all consents, approvals or waivers from the Banks under the Credit Facility that are necessary or desired to permit the consummation of the transactions contemplated by this Agreement.

          5.3 RECEIPT OF CONSIDERATION. The Company shall have received by wire transfer to the Company or as directed by the Company the Closing Proceeds in accordance with the wire transfer instructions annexed hereto as SCHEDULE 5.3.

          5.4 RECEIPT OF FAIRNESS OPINION. The special committee of the Company's Board of Directors shall have received a written opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., to the effect that the transactions contemplated by this Agreement are fair to the Company from a financial point of view.

          5.5. AMENDMENT TO CREDIT FACILITY. The Credit Facility shall be appropriately amended so as to include the $11,000,000 Subordinated Debt as a junior subordinated debt thereunder, and eliminate any requirements regarding minimum equity ownership in the Company by Warburg Pincus, and Kojaian shall execute and deliver such amendment to the Credit Facility, a subordination agreement, and any and all other documentation as may be required by the Banks in order to evidence and effect same.

          5.6 PROCEEDINGS. All proceedings and actions to be taken in connection with the transactions contemplated by this Agreement, including but not limited to those under applicable securities laws, shall have been duly taken on a timely basis and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          5.7 TERMINATION OF OPTION AGREEMENT. The Option Agreement, and all rights and obligations of the parties thereunder, including but not limited to the $5,000,000 Warburg Note, shall be terminated and become null and void.


                                   ARTICLE VI

     6. CONDITIONS TO KOJAIAN'S OBLIGATIONS

     6. CONDITIONS TO KOJAIAN'S OBLIGATIONS. The obligation of Kojaian to consummate the transactions contemplated by this Agreement on the Closing Date is conditioned upon satisfaction, on or prior to such date, of the following conditions:

          6.1 TRUTH, COMPLETENESS AND CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

          6.2 APPROVALS. Receipt of all consents, approvals or waivers from all parties or entities necessary to consummate the transactions herein contemplated, including but not limited to the receipt of all consents, approvals or waivers from the Banks under the Credit Facility that are necessary or desired to permit the consummation of the transactions contemplated by this Agreement.

          6.3 FILING OF SERIES A CERTIFICATE OF DESIGNATIONS. The Company shall have properly and validly filed with the Secretary of State of the State of Delaware an amendment to the Series A Certificate of Designations and shall have delivered evidence of same to Kojaian.

          6.4 USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Securities hereunder in accordance with the provisions set forth in
SECTION 4.2 above.

          6.5 VALID ISSUANCE. Each of the $11,000,000 Subordinated Note and the Shares to be issued and sold by the Company and to be acquired by Kojaian shall be (and the shares of Series A Preferred Stock issuable upon conversion of the $11,000,000 Subordinated Debt shall, upon issuance by the Company and acquisition by Kojaian, be) duly authorized and validly issued to Kojaian, free and clear of all liens, encumbrances, restrictions and claims of every kind. Kojaian shall have received one or more properly completed stock certificate(s) representing the Shares, and one or more duly executed promissory note(s) representing the

$11,000,000 Subordinated Debt, in each instance, in such denominations and in such names as Kojaian shall reasonably request.

          6.6 PROCEEDINGS. All proceedings and actions to be taken in connection with the transactions contemplated by this Agreement, including but not limited to those under applicable securities laws, shall have been duly taken on a timely basis and all documents incident thereto shall be reasonably satisfactory in form and substance to Kojaian and its counsel, and Kojaian shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          6.7 TERMINATION OF OPTION AGREEMENT. The Option Agreement, and all rights and obligations of the parties thereunder, including but not limited to the $5,000,000 Warburg Note, shall be terminated and become null and void.


                                   ARTICLE VII

     7.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

          7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties, covenants, agreements and obligations of each of the Company and Kojaian contained in this Agreement or in any Schedule or Exhibit attached hereto, and the indemnification provisions set forth in this
SECTION 7 hereof, shall survive the Closing.

          7.2  INDEMNIFICATION BY THE PARTIES

               (a) Each of the parties hereto agrees to indemnify (the "Indemnifying Party") and hold the other and each of its respective partners, officers, directors, members, employees, counsel, accountants, agents, successors and assigns (collectively, an "Indemnified Party") harmless from any and all damages, liabilities, losses, costs or expenses (including, without limitation, reasonable counsel fees and expenses) suffered or paid, directly or indirectly, as a result of or arising out of the failure of any respective representation or warranty made by the Indemnifying Party in this Agreement or in any Schedule or Exhibit attached hereto to be true, complete and correct in all material respects as of the date of this Agreement and as of the Closing Date.

               (b) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness; PROVIDED, HOWEVER, that any failure by an Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced in its ability to defend the action, suit, proceedings or investigation for which such indemnification is sought by reason of such failure. Except as set forth below, an Indemnifying Party shall have the right to retain counsel of its own choice, and the Indemnifying

Party shall pay the reasonable fees, reasonable expenses and reasonable disbursements of counsel selected by the Indemnifying Party; and such counsel shall to the extent consistent with its professional responsibilities, cooperate with the Indemnified Party and any counsel designated by the Indemnified Party, which counsel shall be the expense of the Indemnified Party.

     In the event the Indemnifying Party does not assume or fails to conduct in a diligent manner the defense of any claim or litigation resulting therefrom,
(a) the Indemnified Party may defend, using its own counsel, against such claim or litigation, in such manner as it deems appropriate, including, but not limited to, settling such claim or litigation, on such terms as the Indemnified Party may deem appropriate, subject to first obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnifying Party shall pay the reasonable fees, reasonable expenses and reasonable disbursements of counsel selected by an Indemnified Party in the circumstances described in the previous sentence. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     The Indemnifying Party shall be liable for any settlement of any claim against an Indemnified Party made with the Indemnifying Party's written consent or made in connection with the circumstances described in the first sentence of the previous paragraph. The Indemnifying Party shall not, without prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof; PROVIDED, HOWEVER, that notwithstanding the foregoing, the Indemnifying Party shall have the right to settle or compromise any claim provided that (i) the Indemnifying Party pays all sums, costs and expenses incident thereto, and (ii) Indemnifying Party obtains for the Indemnified Party a full, non-conditional absolute release.

     Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the production of relevant documents as may be reasonably requested by the other parties, provided that the Indemnifying Party will reimburse the Indemnified Party for all of its out-of-pocket expenses incurred in connection with such cooperation by the Indemnified Party.

               (c) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party (as applicable), on the one hand, and an Indemnified Party, on the other, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs and expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Indemnifying Party (as the case may be), on the one hand, and an Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in expenses and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.


                                  ARTICLE VIII

     8.   MISCELLANEOUS

          8.1 PRESERVATION OF CONFIDENTIAL INFORMATION. Unless readily ascertainable from public or published information or trade sources, Kojaian until the Closing shall keep strictly confidential any and all non-public information obtained from the Company concerning the Company's properties, operations and business, and shall use any such information solely for the purpose of evaluating whether Kojaian wishes to make an investment in the Company pursuant to this Agreement. The provisions of this Section are in addition to, and not in lieu of, any other fiduciary obligations that the controlling member of Kojaian may have to the Company.

          8.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed solely within such State, and each of the parties hereto irrevocably consents to the venue and jurisdiction of the federal and state courts located in the State of Delaware, County of Kent.

          8.3 HEADINGS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

          8.4 PUBLICITY. Except as otherwise required by applicable federal securities laws, or as otherwise agreed to by the parties, none of the parties hereto shall issue any press release or make any other public disclosure or statement, in each case relating to, connected with or arising out of this Agreement or the transactions contemplated herein. Any statement or disclosure so issued or made by either party shall require the prior approval, not to be unreasonably withheld or delayed, of the other party hereto as to the contents and the manner of presentation and publication thereof.

          8.5 NOTICES. All notices, requests, demands, other communications and deliveries required or desired to be given hereunder shall only be effective if given in writing by hand, by certified or registered mail, return receipt requested, postage prepaid, or by U.S. express mail service, or by private overnight mail service (e.g. Federal Express), or by facsimile transmission. Any such notice, request, demand, other communication or delivery shall be deemed to have been received (a) on the business day actually received if given by hand or facsimile transmission, (b) on the business day immediately subsequent to mailing, if sent by U.S. express mail service or private overnight mail service, or (c) three (3) business days following the mailing thereof, if mailed by certified or registered mail, postage prepaid, return receipt requested, and all such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided herein):

                  if to Kojaian, to:

                  Kojaian Ventures, L.L.C.
                  39400 Woodward Avenue
                  Suite 250
                  Bloomfield Hills, Michigan  48304
                  Telephone No. (248) 644-7600
                  Facsimile No.  (248) 644-7620

                  with a copy simultaneously by like means to:

                  Carson Fischer, P.L.C.
                  Third Floor
                  300 East Maple Road
                  Birmingham, Michigan  48009
                  Telephone No. (248) 644-4840
                  Facsimile No.  (248) 644-1832
                  Attn:  Robert M. Carson, Esq.

                  if to the Company to:

                  55 East 59th Street
                  New York, New York  10022
                  Telephone No. (212) 326-4744
                  Facsimile No.  (212) 326-4903
                  Attn:  Chief Executive Officer

                              -and-

                  2215 Sanders Road
                  Suite 400
                  Northbrook, Illinois  60062
                  Telephone No. (847) 753-7500
                  Facsimile No.  (847) 753-9060
                  Attn:  Chief Administrator Officer

                  with a copy simultaneously by like means:

                  Zukerman Gore & Brandeis, LLP
                  900 Third Avenue
                  New York, New York  10022
                  Telephone No. (212) 223-6700
                  Facsimile No. (212) 223-6433
                  Attention: Jeffrey D. Zukerman, Esq.

                              -and-

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  47th Floor
                  New York, New York  10166
                  Telephone No. (212) 351-4000
                  Facsimile No. (212) 351-4035
                  Attention: Scott Kislin, Esq.

          8.6 SUCCESSORS AND ASSIGNS. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          8.7 COUNTERPARTS. This Agreement may be executed in two or more original or facsimile counterparts, all of which taken together shall constitute one instrument.

          8.8 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein or annexed as Exhibits or Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior agreements and understandings between the parties with respect to such subject matter, including but not limited to the Letter Agreement.

          8.9 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto.

          8.10 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

          8.11 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

          8.12 TERMINATION OF AGREEMENT; RETURN OF EARNEST MONEY DEPOSIT. This Agreement shall terminate upon the earlier of: (i) 12:01 a.m. Eastern Daylight Savings Time, on

May 14, 2002 (unless the Closing shall have occurred prior to that time, in which case the provisions of SECTION 7.1 shall govern); (ii) the date on which any condition to Closing set forth in Article V or Article VI above becomes incapable of being satisfied by 12:01 a.m. Eastern Daylight Savings Time on May 14, 2002, and any such condition is not waived, provided, however, that the party asserting that a condition is not capable of being satisfied shall provide reasonable evidence supporting such determination to the other party); or (iii) upon the mutual agreement of the parties. In the event that a closing of the transactions contemplated by this Agreement does not occur for any reason other than solely as a result of a breach by Kojaian of this Agreement, then upon written request therefor, the Company shall immediately return the Earnest Money Deposit to Kojaian without interest or deduction. In all other instances, the Company shall be entitled to retain the Earnest Money Deposit, it being expressly understood and agreed that any such retention by the Company of the Earnest Money Deposit shall be in addition to, and not in lieu of, any further monetary or equitable remedies that the Company may be entitled to under law or equity, and under no circumstances whatsoever shall the Company's retention of the Earnest Money Deposit hereunder constitute liquidated damages.

          8.13 WAIVER OF JURY TRIAL. The parties hereto waive all right to trial by jury of any action, suit or proceeding brought to enforce or defend any rights or remedies arising under or in connection with this Agreement or the transaction contemplated hereby whether grounded in tort, contract or otherwise.


                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                  COMPANY:

                                  GRUBB & ELLIS COMPANY


                                  By: /s/ Barry M. Barovick
                                      ------------------------------------
                                      Name:  Barry M. Barovick
                                      Title: Chief Executive Officer


                                  KOJAIAN VENTURES, L.L.C.
                                     a Michigan limited liability company

                                  By: KOJAIAN VENTURES-MM, INC.
                                        a Michigan Corporation, Managing Member


                                  By: /s/ C. Michael Kojaian
                                      ------------------------------------
                                      Name:  C. Michael Kojaian
                                      Title:  President